Exhibit 99.1

Integrated Rail and Resources Acquisition Corp. Announces the Separate Trading of its shares of Class A Common Stock and Warrants, Commencing January 3, 2022

Fort Worth, TX, December 30, 2021 – Integrated Rail and Resources Acquisition Corp. (the “Company”) (NYSE: IRRXU) announced today that, commencing January 3, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s shares of Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The shares of Class A common stock and the warrants that are separated will trade on the New York Stock Exchange (the “NYSE”) under the ticker symbols “IRRX” and “IRRXW,” respectively. Those units not separated will continue to trade on the NYSE under the symbol “IRRXU.” Holders of the units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, to separate the units into shares of Class A common stock and warrants.

The units were initially offered by the Company in an underwritten offering. Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager for the offering. Roberts and Ryan Investments, Inc. acted as co-manager for the offering.

The registration statement relating to the securities of the Company was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 10, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Integrated Rail and Resources Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company is led by Chairman and Chief Executive Officer Richard D. Bertel; Vice Chairman, President and Chief Operating Officer Mark A. Michel; Chief Financial Officer Chris A. Bertel; and Chief Acquisition Officer Timothy J. Fisher.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

William Lane

Integrated Rail and Resources Acquisition Corp.

Email: wlane@irrx.org or investor.relations@irrx.org